Exhibit 3.1
CERTIFICATE OF AMENDMENT OF
THE CERTIFICATE OF INCORPORATION OF
SENTISEARCH, INC.
     SENTISEARCH, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:
          FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on October 3, 2006 under the name “SentiSearch, Inc.” (the “Existing Charter”).
          SECOND: That the Board of Directors of the Corporation adopted resolutions setting forth and declaring advisable a proposed amendment to the Existing Charter and directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof. The proposed amendment to the Existing Charter is as follows:
Article FOURTH of the Existing Charter is amended by deleting all of the present Article FOURTH and inserting in lieu thereof the following Article FOURTH:
“The total number of shares of common stock which the corporation shall have the authority to issue is twenty million (20,000,000) shares, having a par value of $.0001 per share.”
          THIRD: That pursuant to resolution of the Board of Directors, the proposed amendment has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the stockholders of the Corporation and prompt written notice of the adoption of the amendment to the Existing Charter will be provided pursuant to Section 228 of the General Corporation Law of the State of Delaware to the stockholders who did not consent thereto in accordance with said Section 228.

     In Witness Whereof, the undersigned has signed this Certificate and affirms, under penalties of perjury, that the Certificate is the act and deed of the Corporation and the facts stated herein are true.
Date: June 24, 2008

/s/ Joseph K. Pagano
Name:	Joseph K. Pagano
Title:	CEO

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